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Exhibit 99.1

MEDIA CONTACT Melanie Bell, 816.480.2560 Mbell@amctheatres.com

FOR IMMEDIATE RELEASE

MARQUEE HOLDINGS INC. ANNOUNCES SUSPENSION
OF ITS INITIAL PUBLIC OFFERING

        Kansas City, Mo. (May 3, 2007)—Marquee Holdings Inc. (the "Company") announced today that it is suspending its initial public offering (IPO) of common stock due to adverse market conditions.

        On May 3, 2007, Marquee Holdings Inc. filed an amendment to its registration statement on Form S-1 for an initial public offering of equity securities, which is not yet effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Marquee Holdings Inc. and AMC Entertainment Inc.

        Marquee Holdings Inc., together with its direct subsidiary, AMC Entertainment Inc. is a worldwide leader in the theatrical exhibition industry. With a history of industry leadership and innovation dating back to 1920, the Company today serves more than 230 million guests a year and has interests in 382 theatres and 5,340 screens in 10 countries including the United States. The Company is headquartered in Kansas City, Missouri. Additional information is available online at www.amctheatres.com.

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  Exhibit 99.1